Filed Pursuant To Rule 433
Registration No. 333-167132
September 20, 2011
STATE STREET GLOBAL ADVISORS State Street Financial Center One Lincoln Street, 30th Floor Boston, MA 02111 Gold has historically been one of the least volatile commodities. How volatile is gold? Get the facts and ask the experts. Scan this QR code. Surprised? FPO Mr. Sample A. Sample Company Address line 1 Address line 2 Town, XX 01234-5678 statestreetspdrs.com/goldfacts at statestreetspdrs.com/goldfacts FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR PUBLIC USE. Important Information Relating to SPDR Gold Shares Trust: The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you Over the 10-year period ended June 30, 2011, should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR gold was less volatile than platinum, silver, copper, on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. crude oil, and grain. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the The average investor perceives gold as a simple story: “great place to be Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. when the market is falling.” But the long-term story on gold is more complex, to GLD the shares value trade of the like gold stocks, held by are GLD subject (less its to investment expenses), and risk and fluctuations will fluctuate in the in price market of gold value. could The materially value of GLD and shares adversely relates affect directly an more interesting, and potentially more rewarding for investors. investment of the gold represented in the shares. by The them. price GLD received does not upon generate the sale any of income, the shares, and which as GLD trade regularly at market sells price, gold to may pay be for more its ongoing or less expenses, than the value Learn surprising facts you may not have known about gold — the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment and take the opportunity to pose your questions to State Street in GLD. product experts. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. 1 Source: Barclays Capital, JP Morgan, S&P, MSCI, FactSet, SSgA Global ETF Strategy & “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Research, as of 06/30/2011; period referenced is July 2001 through June 2011. Corporation. S&P or its affiliates, No financial and S&P product and its offered affiliates by State make Street no representation, Corporation or warranty its affiliates or condition is sponsored, regarding endorsed, the advisability sold or promoted of buying, by selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. Learn more and ask the experts. For 866.787.2257 more information: • www.spdrgoldshares. State Street Global com. Markets, LLC, One Lincoln Street, Boston, MA, 02111 Visit statestreetspdrs.com/goldfacts today. Not FDIC Insured — No Bank Guarantee — May Lose Value IBG-4606 Exp. Date: 6/30/2012

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.